Gladstone Investment Corporation Reports Financial Results for its
Second Quarter Ended September 30, 2022
MCLEAN, VA, November 1, 2022: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its second quarter ended September 30, 2022. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2022	June 30, 2022	$ Change	% Change
For the quarter ended:
Total investment income	$20,795	$19,297	$1,498	7.8%
Total expenses, net(A)	9,379	11,926	(2,547)	(21.4)%
Net investment income(A)	11,416	7,371	4,045	54.9%
Net realized gain	2,302	4,452	(2,150)	(48.3)%
Net unrealized (depreciation) appreciation	(10,643)	212	(10,855)	NM
Net increase in net assets resulting from operations(A)	$3,075	$12,035	$(8,960)	(74.4)%
Net investment income per weighted-average common share(A)	$0.34	$0.22	$0.12	54.5%
Adjusted net investment income per weighted-average common share(B)	$0.29	$0.25	$0.04	16.0%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.09	$0.36	$(0.27)	(75.0)%
Cash distribution per common share from net investment income	$0.14	$0.10	$0.04	40.0%
Cash distribution per common share from net realized gains(C)	$0.08	$0.25	$(0.17)	(68.0)%
Weighted-average yield on interest-bearing investments	12.1%	11.9%	0.2%	1.7%
Total dollars invested	$74,246	$27,800	$46,446	167.1%
Total dollars repaid and collected from sales	$12,338	$57,352	$(45,014)	(78.5)%
Weighted-average shares of common stock outstanding - basic and diluted	33,218,901	33,205,023	13,878	NM

As of:
Total investments, at fair value	$737,935	$689,513	$48,422	7.0%
Fair value, as a percent of cost	104.9%	107.0%	(2.1)%	(2.0)%
Net assets	$442,470	$446,409	$(3,939)	(0.9)%
Net asset value per common share	$13.31	$13.44	$(0.13)	(1.0)%
Number of portfolio companies	26	26	—	—%
NM = Not Meaningful
(A)Inclusive of $1.7 million, or $0.05 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended September 30, 2022 and $0.9 million, or $0.03 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended June 30, 2022, respectively. These fees were (reversed)/accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

Highlights for the Quarter: During the quarter ended September 30, 2022, the following significant events occurred:
•Portfolio Activity:
◦Invested $39.1 million in our portfolio company, Dema/Mai Holdings, Inc., in the form of secured first lien debt to acquire Dema Plumbing, a plumbing and mechanical services installation and service provider to single-family residential homebuilders;
◦Recapitalized our investment in Horizon Facilities Services, Inc. and invested an additional $30.0 million in the form of secured first lien debt. In connection with this investment, we received equity proceeds of $12.3 million, which were recognized as a $10.1 million return of equity cost basis and a realized gain of $2.2 million, as well as dividend income of $3.1 million and success fee income of $1.7 million; and
◦In conjunction with a refinancing at Ginsey Home Solutions, Inc., our outstanding $13.3 million of secured second lien debt was reduced to $12.2 million and converted to secured first lien debt, after a $5.1 million payment made by Ginsey to extinguish our secured borrowing liability and an additional investment of $4.0 million.
•Distributions and Dividends:
◦Paid $0.075 per common share to common stockholders in each of July, August, and September 2022.
•At-the-market (“ATM”) program activity:
◦Sold 29,640 shares of our common stock under our common stock ATM Program at a weighted-average gross price of $15.75 per share and raised approximately $0.5 million in net proceeds. These sales were above our then-current estimated NAV per share.
Second Quarter Results: Net investment income for the quarter ended September 30, 2022 was $11.4 million, or $0.34 per weighted-average common share, compared to net investment income for the quarter ended June 30, 2022 of $7.4 million, or $0.22 per weighted-average common share. This increase was primarily a result of a decrease in total expenses, net of credits, quarter over quarter, coupled with an increase in total investment income.
Total investment income during the quarters ended September 30, 2022 and June 30, 2022 was $20.8 million and $19.3 million, respectively. The quarter over quarter increase was primarily due to a $1.5 million increase in interest income, primarily due to the additional debt investments in the current quarter, as well as the return of one portfolio company, SFEG Holdings, Inc., to accrual status, and an increase in LIBOR. Dividend and success fee income remained consistent from the prior quarter.
Total expenses, net of credits, during the quarters ended September 30, 2022 and June 30, 2022 was $9.4 million and $11.9 million, respectively. The quarter over quarter decrease was primarily due to a $2.6 million decrease in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, and a $0.4 million decrease in other expenses, partially offset by a $0.6 million increase in professional fees.
Net asset value per common share as of September 30, 2022 was $13.31, compared to $13.44 as of June 30, 2022. The quarter over quarter decrease was primarily due to $10.6 million, or $0.32 per common share, of net unrealized depreciation of investments, and $7.5 million, or $0.22 per common share, of distributions paid to common shareholders. These amounts were partially offset by $11.4 million, or $0.34 per common share, of net investment income, $2.3 million, or $0.07 per common share, of realized gains on investments and $0.5 million, or $0.00 per common share, from the issuance of common stock under our ATM program.
Subsequent Events: After September 30, 2022, the following significant events occurred:
•Significant Investment Activity:
◦In October 2022, we invested an additional $8.4 million in the form of secured first lien debt in Nocturne Villa Rentals, Inc. to fund an add-on acquisition.

Distributions and dividends: In October 2022, our Board of Directors declared the following monthly and supplemental distributions to common stockholders. The $0.08 per share monthly distribution represents a 6.7% increase compared to the previous monthly distribution of $0.075 per share.

Record Date	Payment Date	Distribution per Common Share
October 21, 2022	October 31, 2022	$0.080
November 18, 2022	November 30, 2022	0.080
December 6, 2022	December 15, 2022	0.120	(A)
December 20, 2022	December 30, 2022	0.080
	Total for the Quarter:	$0.360
(A)     Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2022		June 30, 2022
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$11,416	$0.34	$7,371	$0.22
Capital gains-based incentive fee	(1,669)	(0.05)	933	0.03
Adjusted net investment income	$9,747	$0.29	$8,304	$0.25
Weighted-average shares of common stock outstanding - basic and diluted		33,218,901		33,205,023
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, November 2, 2022, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 9, 2022. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13732343. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended September 30, 2022, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.
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